UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

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Commencing April 4, 2013, the Company expects to provide the following information to certain shareholders during phone calls made in connection with the Company’s 2013 Annual Meeting of Shareholders:

•                  DuPont has a strong set of policies and procedures, in line with corporate standards, ensuring strong governance of our corporation.

•                  Board is composed almost exclusively of independent Directors (10 out of 11.)

•                  All committees are composed exclusively of independent Directors.

•                  8 Directors on the Board have served as Chairs and/or CEO’s of publicly-owned companies.

•                  Directors’ experience on governance matters is of real value to DuPont.

•                  Board chose the current leadership structure including a combined Chair and CEO role, balanced by a strong independent Board and an independent Lead Director.

•                  Under DuPont’s governance policy, the Board may at its discretion establish the position of CEO independent of the Chair.

•                  This year again, DuPont’s governance practices have been rated highly by outside organizations — this year ISS rated DuPont a QuickScore of “1”, the top rating in their governance scoring mechanism.

•                  A year ago DuPont received a shareholder proposal seeking to separate the roles of Chair and CEO.

•                  ISS supported that proposal while the Board of Directors recommended a NO vote on that resolution.

•                  In the end almost 60% of all voting shareholders rejected that proposal.

•                  ISS had supported that proposal because the company’s description of the Lead Director’s responsibilities did not specifically match ISS criteria in all respects, for example, the Lead Director then lacked authority to approve all materials sent to the Board.

•                  Following last year’s vote, the Governance Committee of the Board and the full Board met several times to discuss the responsibilities of the Lead Director and, after consideration, elected to increase the responsibilities of the Lead Director to align with ISS criteria.

•                  The Board approved that change last December and has been operating under this revised governance practice since that time.

•                  We believe this change further enhanced our already strong governance practices and policies.

•                  As you know, we have received another shareholder proposal seeking to separate the roles of CEO and Chair this year.

•                  In its recommendations, ISS confirmed that DuPont’s governance practices and policies and the responsibilities of DuPont’s Lead Director are in line with their expectations.

•                  ISS, however, still recommends a vote in support of that proposal.

•                  ISS justifies its recommendation to vote in support of the shareholder proposal, because DuPont’s 1 and 3 year TSR (total shareholder return) are below the median TSR of a peer set selected by ISS.

•                  The ISS recommendation does not question whether DuPont’s leadership structure and governance practices conform with Best Practices — they do.

•                  The ISS recommendation reflects a difference between the peer groups used by DuPont in our competitive analysis and goal setting process and the group used by ISS.

•                  ISS’s recommendation is based solely on the fact that our three-year TSR was 0.8 percentage points below the GICS median.

•                  It is important to note that DuPont’s three-year TSR is at the 89th percentile of our own peer group, which is largely consistent with the ISS’ pay for performance peer group.

•                  DuPont outperformed the S&P 500 on three- and five-year TSR.

•                  Our Board and management’s commitment to, and focus on, our shareholders are also evidenced by the way we manage both our portfolio and capital allocation strategy.

•                  We recently completed a major divestiture of a non-strategic business and announced a significant restructuring.  Our stock is up over nine percent since December when our Board also approved a share buyback that we expect to complete in the first half of the year.

•                  For these reasons, we believe that DuPont’s strong governance practices deserve your support, and we urge you to vote Against the Independent Chair shareholder proposal

•                  Thank you for allowing us to share these perspectives with you and we would be delighted to answer any questions you may have.